Exhibit 23

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of COMSovereign Holding Corp. on Forms S-8 (File No. 333-258104) and S-3 (File No. 333-259307) of our report dated December 6, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of COMSovereign Holding Corp. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of COMSovereign Holding Corp. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

New York, NY

December 6, 2023